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                                                                    EXHIBIT 23.2

      CONSENT OF KUPFERBERG, GOLDBERG & NEIMARK, LLC, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Staples, Inc., dated June 25, 1999, for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 24, 1998, with respect to the consolidated financial statements of Quill Corporation and Subsidiary as of December 31, 1997 and for the years ended December 31, 1997 and 1996 included in its Annual Report (Form 10-K) for the year ended January 30, 1999, filed with the Securities and Exchange Commission.

/s/ Kupferberg, Goldberg & Neimark, LLC

Kupferberg, Goldberg & Neimark, LLC

Chicago, Illinois
June 24, 1999